EXHIBIT 99.d.15.i

THE UBS FUNDS, ON BEHALF OF ITS SERIES, UBS DYNAMIC ALPHA FUND

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NUMBER ONE

THIS AMENDMENT is made this 29th day of June, 2007, by and between The UBS Funds, a Delaware statutory trust (the “Fund”), and UBS Global Asset Management (Americas) Inc., a Delaware corporation (the “Advisor”).

WHEREAS, the Fund and the Advisor have previously entered into an Investment Advisory Agreement, dated January 1, 2005 (the “Advisory Agreement”), pursuant to which the Advisor agreed to manage the investment and reinvestment of assets of the UBS Dynamic Alpha Fund series; and

WHEREAS, the Advisor and the Fund have decided to amend the Advisory Agreement to reduce compensation of the Advisor as provided in Section 3 of such Advisory Agreement;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.                                       Section 3 of the Advisory Agreement is hereby deleted in its entirety and replaced with the following:

3.                                       Compensation of the Advisor.  For the services to be rendered by the Advisor as provided in Sections 1 and 2 of this Agreement, the Series shall pay to the Advisor within five business days after the end of each calendar month, a monthly fee of one twelfth of the Series’ average daily net assets for the month in accordance with the following fee schedule:

Assets Under Management	Fee
$0 - $500 million	0.850%
On the next $500 million - $1 billion	0.800%
On the next $1 billion - $1.5 billion	0.750%
On the next $1.5 billion - $2 billion	0.725%
On the next $2 billion - $4 billion	0.700%
Above $4 billion	0.680%

In the event of termination of this Agreement, the fee provided in this Section 3 shall be paid on a pro rata basis, based on the number of days when this Agreement was in effect.

2.                                       The effective date of this Amendment shall be July 1, 2007.

3.                                       The parties hereby further agree that no other provisions of the Advisory Agreement are in any way modified by this Amendment, and that all other provisions of the Advisory Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be executed this 29th day of June, 2007.

THE UBS FUNDS			THE UBS FUNDS

By:	/s/ Joseph Allessie		By:	/s/ Tammie Lee
	Name: Joseph Allessie			Name: Tammie Lee
	Title:	Vice President and Assistant Secretary		Title:	Vice President and Assistant Secretary

UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.			UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ Thomas Disbrow		By:	/s/ Mark Kemper
	Name: Thomas Disbrow			Name: Mark Kemper
	Title: Executive Director			Title: Managing Director